As filed with the Securities and Exchange Commission on October 13, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

EHEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0470789
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip Code)

eHealth, Inc.

2006 Equity Incentive Plan

2005 Stock Plan

1998 Stock Plan

2004 Stock Plan for eHealth China

(Full title of the Plans)

Bruce A. Telkamp

Senior Vice President and General Counsel

eHealth, Inc.

440 East Middlefield Road

Mountain View, California 94043

(Name and address of agent for service)

(650) 584-2700

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Options and Rights to Purchase Common Stock	7,342,766		N/A	N/A	N/A
Common Stock (par value $0.001)	7,342,766	shares	$14.00	$102,798,724.00	$10,999.46

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of eHealth, Inc.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the fair market value per share of Common Stock of eHealth, Inc. on October 12, 2006.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

eHealth, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act), in connection with Registration Statement No. 333-133526 on Form S-1 filed with the Commission on April 25, 2006, together with amendments thereto, in which there are set forth audited financial statements for the Registrant’s fiscal year ended December 31, 2005; and

(b)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 001-33071 on Form 8-A12(b) filed with the Commission on October 10, 2006, pursuant to Section 12 of the Securities Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The Registrant’s certificate of incorporation includes provisions that eliminate the personal liability of its directors and executive officers for monetary damages for breach of their fiduciary duty as directors and officers. The Registrant’s bylaws provide for the indemnification of officer, directors and third parties acting on its behalf with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law and also provides for certain additional procedural protections. The Registrant currently maintains a directors’ and officers’ liability insurance policy to insure such persons against certain liabilities.

The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the 1933 Act.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 001-33071 on Form 8-A12(b), which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on this 13th day of October, 2006.

EHEALTH, INC.

By:	/s/ Gary L. Lauer
Gary L. Lauer
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of eHealth, Inc., a Delaware corporation, do hereby constitute and appoint Gary L. Lauer and Stuart Huizinga, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Gary L. Lauer Gary L. Lauer	President, Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2006

/s/ Stuart M. Huizinga Stuart M. Huizinga	Chief Financial Officer (Principal Financial and Accounting Officer)	October 13, 2006

Signature	Title	Date
/s/ Steven Cakebread	Director	October 6, 2006
Steven Cakebread

/s/ Michael D. Goldberg	Director	October 13, 2006
Michael D. Goldberg

/s/ Joseph S. Lacob	Director	October 6, 2006
Joseph S. Lacob

/s/ Kathleen D. LaPorte	Director	October 13, 2006
Kathleen D. LaPorte

/s/ Jack L. Oliver	Director	October 5, 2006
Jack L. Oliver III

/s/ Sheryl Sandberg	Director	October 13, 2006
Sheryl Sandberg

/s/ Christopher J. Schaepe	Director	October 13, 2006
Christopher J. Schaepe

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 001-33071 on Form 8-A12(b), which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.